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EXHIBIT 8.0   OPINION OF MULDOON, MURPHY & FAUCETTE
              RE:  FEDERAL TAX MATTERS



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            [LETTERHEAD OF MULDOON, MURPHY & FAUCETTE APPEARS HERE]




                                November 9, 1998



Board of Directors
Security Savings Association of Hazleton
31 W. Broad Street
Hazleton, Pennsylvania 18201-0770


Board of Directors
Security of Pennsylvania Financial Corp.
31 W. Broad Street
Hazleton, Pennsylvania 18201-0770


      Re: Certain Federal Tax Consequences of the Conversion of Security Savings Association of Hazleton from a Pennsylvania-chartered Mutual Savings and Loan Association to a Pennsylvania-chartered Capital Stock Savings Association and the Offer and Sale of Common Stock of Security of Pennsylvania Financial Corp. (the "Conversion")

Gentlemen:

      You have requested an opinion on certain material federal income tax consequences of the proposed conversion of Security Savings Association of Hazleton (the "Association") from a Pennsylvania-chartered mutual savings and loan association to a Pennsylvania-chartered capital stock savings association and the acquisition of the Association's capital stock by Security of Pennsylvania Financial Corp., a Delaware corporation (the "Holding Company"), pursuant to the plan of conversion adopted by the Board of Directors on June 26, 1998, and as amended on September 8, 1998 (the "Plan of Conversion").

      The proposed transaction is described in the Prospectus and the Plan of Conversion, and the tax consequences of the proposed transaction will be as set forth in the section of this letter entitled "FEDERAL TAX OPINION."


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Board of Directors
November 9, 1998
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      We have made such inquiries and have examined such documents and records as we have deemed appropriate for the purpose of this opinion. In rendering this opinion, we have received certain standard factual representations of the Holding Company and the Association concerning the Holding Company and the Association as well as the transaction ("Representations"). These Representations are required to be furnished prior to the execution of this letter and again prior to the closing of the Conversion. We will rely upon the accuracy of the Representations of the Holding Company and the Association and the statements of facts contained in the examined documents, particularly the Plan of Conversion. We have also assumed the authenticity of all signatures, the legal capacity of all natural persons and the conformity to the originals of all documents submitted to us as copies. Each capitalized term used herein, unless otherwise defined, has the meaning set forth in the Plan of Conversion. We have assumed that the Conversion will be consummated strictly in accordance with the terms of the Plan of Conversion.

      The Plan of Conversion and the Prospectus contain a detailed description of the Conversion. These documents as well as the Representations to be provided by the Holding Company and the Association are incorporated in this letter as part of the statement of the facts.

      Security Savings Association of Hazleton, with its headquarters office in Hazleton, Pennsylvania, is a Pennsylvania-chartered mutual savings and loan association. As a mutual savings and loan association, the Association has never been authorized to issue stock. Instead, the proprietary interest in the reserves and undivided profits of the Association belong to the deposit account holders of the Association, hereinafter sometimes referred to as "depositors." A depositor of the Association has a right to share, pro rata, with respect to the withdrawal value of his respective deposit account in any liquidation proceeds distributed in the event the Association is ever liquidated. In addition, a depositor of the Association is entitled to interest on his account balance as fixed and paid by the Association.

      In order to provide organizational and economic strength to the Association, the Board of Directors has adopted the Plan of Conversion whereby the Association will convert itself into a Pennsylvania-chartered capital stock savings association (the "Converted Association"), the stock of which will be held entirely by the Holding Company. Assuming that the Holding Company form of organization is utilized, the Holding Company will acquire the stock of the Association by purchase, in exchange for the Conversion proceeds that are not permitted to be retained by the Holding Company. The Holding Company will apply to the Office of Thrift Supervision ("OTS") to retain up to 50% of the proceeds received from the Conversion. The aggregate sales price of the Common Stock issued in the Conversion will be based on an independent appraiser's valuation of the estimated pro forma market value of the Common Stock of the Converted Association. The Conversion and sale of the Common Stock will be subject to approval by the OTS, the Pennsylvania Department of Banking and the approval of the Voting Members.


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Board of Directors
November 9, 1998
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      ESTABLISHMENT OF LIQUIDATION ACCOUNT. The Association shall establish at the time of Conversion a liquidation account in an amount equal to its net worth as of the latest practicable date prior to Conversion. The liquidation account will be maintained by the Association for the benefit of the Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their Savings Accounts at the Association. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to his Savings Account, hold a related inchoate interest in a portion of the liquidation account balance, in relation to his Savings Account balance on the Eligibility Record Date and/or Supplemental Eligibility Record Date or to such balance as it may be subsequently reduced, as provided in the Plan of Conversion.

      In the unlikely event of a complete liquidation of the Association (and only in such event), following all liquidation payments to creditors (including those to Account Holders to the extent of their Savings Accounts) each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidating distribution from the liquidation account, in the amount of the then adjusted subaccount balance for his Savings Account then held, before any liquidation distribution may be made to any holders of the Association's capital stock. No merger, consolidation, purchase of bulk assets with assumption of Savings Accounts and other liabilities, or similar transaction with an FDIC institution, in which the Association is not the surviving institution, shall be deemed to be a complete liquidation for this purpose. In such transactions, the liquidation account shall be assumed by the surviving institution.

      ESTABLISHMENT OF FOUNDATION. As part of the Conversion, the Company and the Association intend to establish a charitable foundation (the "Foundation") that will qualify as an exempt organization under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code") and to donate to the Foundation up to 8.0% of the number of shares of Common Stock sold in the Conversion. The establishment and funding of the Foundation as part of the Conversion is subject to the approval of the Voting Members of the Association at the Special Meeting of Members. In the event that the Foundation does not receive the prerequisite approval, the Association may determine to complete the Conversion without the Foundation.

      The Plan of Conversion provides that the Foundation is being formed to further the Converted Association's long term commitment to its community. The Plan of Conversion states that the Foundation is intended to complement the Association's existing community reinvestment activities so as to allow the local community to share in the growth and profitability of the Holding Company and the Converted Association over the long term.

      The Foundation will be dedicated to the promotion of charitable and educational purposes within the Association's Local Community, including, but not limited to, grants or donations to support housing assistance, scholarships, local education, not-for-profit medical facilities, not-



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Board of Directors
November 9, 1998
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for-profit community groups and other types of organizations or civic minded projects. The Foundation will annually distribute total grants and donations to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of the Foundation assets each year.

                                     * * *

      You have provided the following factual Representations concerning this transaction:

      (a) The fair market value of the withdrawable deposit accounts plus interests in the liquidation account of the Converted Association to be constructively received under the Plan of Conversion will, in each instance, be equal to the fair market value of the withdrawable deposit accounts (plus the related interest in the residual equity of the Association) deemed to be surrendered in exchange therefor.

      (b) If an individual's total deposits in the Association equal or exceed $50 as of the Eligibility Record Date or the Supplemental Eligibility Record Date, then no amount of that individual's total deposits will be excluded from participating in the liquidation account. The fair market value of the deposit accounts of the Association which have a balance of less than $50 on the Eligibility Record Date or the Supplemental Eligibility Record Date will be less than 1% of the total fair market value of all deposit accounts of the Association.

      (c) Immediately following the Conversion, the Eligible Account Holders and the Supplemental Eligible Account Holders of the Association will own all of the outstanding interests in the liquidation account and will own such interest solely by reason of their ownership of deposits in the Association immediately before the Conversion.

      (d) After the Conversion, the Converted Association will continue the business of the Association in the same manner as prior to the Conversion. The Converted Association has no plan or intention and the Holding Company has no plan or intention to cause the Converted Association to sell its assets other than in the ordinary course of business.

      (e) The Holding Company has no plan or intention to sell, liquidate or otherwise dispose of the stock of the Converted Association other than in the ordinary course of business.


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Board of Directors
November 9, 1998
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      (f)   The Holding Company and the Converted Association have no current plan or intention to redeem or otherwise acquire any of the Common Stock issued in the Conversion transaction.

      (g) Immediately after the Conversion, the assets and liabilities of the Converted Association will be identical to the assets and liabilities of the Association immediately prior to the Conversion, plus the net proceeds from the sale of the Converted Association's common stock to the Holding Company and any liability associated with indebtedness incurred by the Employee Plans in the acquisition of Common Stock by the Employee Plans.

      (h) The Association is a Pennsylvania-chartered a mutual savings and loan association. The Converted Association will receive a Pennsylvania stock charter as a stock savings association. The Holding Company is incorporated under the laws of the state of Delaware.

      (i) None of the shares of the Common Stock to be purchased by the depositor-employees of the Association in the Conversion will be issued or acquired at a discount. However, shares may be given to certain Directors and employees as compensation by means of the Employee Plans. Compensation to be paid to such Directors and depositor-employees will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

      (j) The fair market value of the assets of the Association, which will be transferred to the Converted Association in the Conversion, will equal or exceed the sum of the liabilities of the Association which will be assumed by the Converted Association and any liabilities to which the transferred assets are subject.

      (k) The Association is not under the jurisdiction of a bankruptcy or similar court in any Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

      (l) Upon the completion of the Conversion, the Holding Company will own and hold 100% of the issued and outstanding capital stock of the Converted Association and no other shares of capital stock of the Converted Association will be issued and/or outstanding. At the time of the Conversion, the Converted Association does not have any plan or intention to issue additional shares of its stock following the transaction. Further, no shares of preferred stock of the Converted Association will be issued and/or outstanding.


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Board of Directors
November 9, 1998
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      (m)   Upon the completion of the Conversion, there will be no rights, warrants, contracts, agreements, commitments or understandings with respect to the capital stock of the Converted Association, nor will there be any securities outstanding which are convertible into the capital stock of the Converted Association.

      (n) No cash or property will be given to Eligible Account Holders, Supplemental Eligible Account Holders, or others in lieu of (a) nontransferable subscription rights, or (b) an interest in the liquidation account of the Converted Association.

      (o) The Association has utilized a reserve for bad debts in accordance with section 593 and, following the Conversion, to the extent allowed under the Code, the Converted Association shall maintain a reserve for bad debts in accordance with the applicable provisions of the Code.

      (p) In preparing its federal income tax return for the past 3 taxable years, the Association has analyzed its assets by reference to whether 60% of its total assets consists of the items listed below and has satisfied this test in each of the preceding 3 tax years. In each of the 3 preceding tax years, at least 60% of the amount of the total assets at the close of the year consisted of the following items: (i) cash, (ii) obligations of the U.S., of a State or political subdivision of a State, obligations of a corporation which is an instrumentality of the U.S. or of a State (but excluding tax-exempt obligations), (iii) certificates of deposit in, or obligations of a corporation organized under a State law which specifically authorizes such corporation to insure the deposits or share accounts, (iv) loans secured by a deposit or share of a member, (v) loans secured by an interest in real property which is residential real property or used primarily for church purposes, loans made for the improvement of residential or church property,
            (vi) loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed to be used for residential purposes, (vii) property acquired through the liquidation of defaulted loans described in (v) or (vi) above,
            (viii) loans made for the repayment of expenses of college or university education or vocational training, (ix) property used by the Association in the conduct of the business of acquiring the savings of the public and investing in loans, and (x) any regular or residual interest in a REMIC, but only in the proportion of the assets of the REMIC which consists of property described in (i) through (ix) above.

      (q) Depositors will pay the expenses of the Conversion solely applicable to them, if any. The Holding Company and the Association will each pay expenses of the


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Board of Directors
November 9, 1998
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            transaction attributable to them and will not pay any expenses solely attributable to the depositors or to the Holding Company shareholders.

      (r) The exercise price of the subscription rights received by the Association's Eligible Account Holders, Supplemental Eligible Account Holders, and other holders of subscription rights to purchase Holding Company Common Stock will be equal to the fair market value of the stock of the Holding Company at the time of the completion of the Conversion as determined by an independent appraisal.

      (s) The proprietary interests of the Eligible Account Holders and the Supplemental Eligible Account Holders in the Association arise solely by virtue of the fact that they are account holders in the Association.

      (t) There is no plan or intention for the Converted Association to be liquidated or merged with another corporation following this proposed transaction.

      (u) The liabilities of the Association assumed by the Converted Association plus the liabilities, if any, to which the transferred assets are subject were incurred by the Association in the ordinary course of its business and are associated with the assets transferred.

      (v) The Association currently has no net operating losses for federal tax purposes, and has no such losses available for carryover to future tax years. The Association has neither generated nor carried forward a net operating loss for federal tax purposes in the past ten tax years.


                             LIMITATIONS ON OPINION
                             ----------------------

      Our opinions expressed herein are based solely upon current provisions of the Internal Revenue Code of 1986, as amended, including applicable regulations thereunder and current judicial and administrative authority. Any future amendments to the Code or applicable regulations, or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion. No opinion is expressed herein with regard to the federal, state, or city tax consequences of the Conversion under any section of the Code except if and to the extent specifically addressed.




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Board of Directors
November 9, 1998
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                               FEDERAL TAX OPINION
                               -------------------

      Based solely upon the foregoing Representations and information and assuming the transaction occurs in accordance with the Plan of Conversion, and taking into consideration the limitations noted throughout this opinion, it is our opinion that under current federal income tax law the material tax consequences of this transaction are as follows:

      (1) Pursuant to the Conversion, the changes at the corporate level other than changes in the form of organization will be insubstantial. Based upon that fact and the fact that the equity interest of a depositor in a mutual savings and loan association is more nominal than real, unlike that of a shareholder of a corporation, the Conversion of the Association from a mutual savings and loan association to a stock savings Association is a tax-free reorganization since it is a mere change in identity, form or place of organization within the meaning of section 368(a)(1)(F) of the Code (see Rev. Rul. 80-105, 1980-1 C.B. 78). Neither the Association nor the Converted Association shall recognize gain or loss as a result of the Conversion. The Association and the Converted Association shall each be "a party to a reorganization" within the meaning of section 368(b) of the Code.

      (2) No gain or loss shall be recognized by the Converted Association or the Holding Company on the receipt by the Converted Association of money from the Holding Company in exchange for shares of the Converted Association's capital stock or by the Holding Company upon the receipt of money from the sale of its Common Stock (Section 1032(a) of the Code).

      (3) The basis of the assets of the Association in the hands of the Converted Association shall be the same as the basis of such assets in the hands of the Association immediately prior to the Conversion (Section 362(b) of the Code).

      (4) The holding period of the assets of the Association in the hands of the Converted Association shall include the period during which the Association held the assets (Section 1223(2) of the Code).

      (5) No gain or loss shall be recognized by the Eligible Account Holders and the Supplemental Eligible Account Holders of the Association on the issuance to them of withdrawable deposit accounts in the Converted Association plus interests in the liquidation account of the Converted Association in exchange for their deposit accounts in the Association or to the other depositors on the issuance to them of withdrawable deposit accounts (Section 354(a) of the Code).


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Board of Directors
November 9, 1998
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      (6)   Provided that the amount to be paid for such stock pursuant to the subscription rights is equal to the fair market value of the stock, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Holding Company (Section 356(a)). Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights (Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B.
            182).

      (7) The basis of the deposit accounts in the Converted Association to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and other depositors of the Association will be the same as the basis of their deposit accounts in the Association surrendered in exchange therefor (Section 358(a)(1) of the Code). The basis of the interests in the liquidation account of the Converted Association to be received by the Eligible Account Holders of the Association shall be zero (Rev. Rul. 71-233, 1971-1 C.B.
            113). The basis of the Holding Company Common Stock to its stockholders will be the purchase price thereof plus the basis, if any, of nontransferable subscription rights (Section 1012 of the Code). Accordingly, assuming the nontransferable subscription rights have no value, the basis of the Common Stock to the Eligible Account Holders and Supplemental Eligible Account Holders will be the amount paid therefor. The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised (Section 1223(6) of the Code).

      Our opinion under paragraph (6) above is predicated on the Representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs (6) and (7) above assumes that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We understand that you have received a letter from Keller & Company, Inc. that the subscription rights do not have any value. We express no view regarding the valuation of the subscription rights.



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Board of Directors
November 9, 1998
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      If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Holding Company and/or the Converted Association may be taxable on the distribution of the subscription rights.

                                      * * *

      Since this letter is rendered in advance of the closing of this transaction, we have assumed that the transaction will be consummated in accordance with the Plan of Conversion as well as all the information and Representations referred to herein. Any change in the transaction could cause us to modify our opinion.

      We consent to the inclusion of this opinion as an exhibit to the Form AC and Form SB-2 Registration Statement of Security of Pennsylvania Financial Corp. and the references to and summary of this opinion in such Form AC and Form SB-2 Registration Statement.

                                          Sincerely,



                                          /s/ MULDOON, MURPHY & FAUCETTE

                                              MULDOON, MURPHY & FAUCETTE